FOR IMMEDIATE RELEASE
Contact:    Clarissa Willett (investors) – 336-436-5076
Investor@LabCorp.com

Pattie Kushner (media) – 336-436-8263
Media@LabCorp.com

LABCORP ANNOUNCES 2020 FIRST QUARTER RESULTS

•	Q1 revenue of $2.82 billion, up 1% over $2.79 billion last year

•	Q1 diluted EPS of ($3.27), which include goodwill and other asset impairments of $4.43 per share

•	Q1 adjusted EPS of $2.37, which were negatively impacted by an estimated $0.55 per share from the COVID-19 pandemic

•	Q1 free cash flow of $97 million, up 36% over $72 million last year

•	LabCorp withdraws 2020 guidance and temporarily suspends its share repurchase program due to the unpredictability of the ongoing COVID-19 pandemic

•	LabCorp maintains a strong liquidity position and expects to deliver solid adjusted EPS and free cash flow in 2020

BURLINGTON, N.C., April 29, 2020 – LabCorp (or the Company) (NYSE: LH) today announced results for the first quarter ended March 31, 2020.

“First and foremost, we are extremely proud of our dedicated and mission-driven colleagues around the world who are working tirelessly to develop and process COVID-19 diagnostic tests, to generate insights about the virus through innovative partnerships with leading companies like Adaptive Biotechnologies and Microsoft, Ciox Health, and Pacific Biosciences, and to accelerate the development of treatments and vaccines that will aid pandemic preparedness and prevention efforts," said Adam Schechter, president and CEO of LabCorp. "During the quarter we delivered solid performance across the company, especially considering the challenges associated with the COVID-19 pandemic. Looking forward, despite the unpredictability of this health crisis, we are well positioned financially and strategically to continue to serve our customers and drive long-term shareholder value. We stand ready to serve and support patients, and we will continue to do everything we can, as quickly as possible, to support the global response.”

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Consolidated Results

First Quarter Results

Revenue for the quarter was $2.82 billion, an increase of 1.2% over $2.79 billion in the first quarter of 2019. The increase in revenue was due to acquisitions of 3.4%, partially offset by the disposition of a business of 0.5% and lower organic revenue of 1.8%. The lower organic revenue includes the estimated negative impact from COVID-19 of 4.9% and lower Medicare and Medicaid pricing as a result of PAMA of 0.7%.

Operating loss for the quarter was ($192.6) million, compared to operating income of $318.2 million in the first quarter of 2019. The decrease in operating income was primarily due to the estimated negative impact from COVID-19 (including the impairments to goodwill and other assets), higher personnel costs (primarily driven by merit increases and one additional payroll day), and PAMA, partially offset by other organic growth, acquisitions, and LaunchPad savings. The Company recorded restructuring charges, special items, impairments, and amortization, which together totaled $558.5 million in the quarter, compared to $93.2 million during the same period in 2019. This increase includes COVID-19 related impairments on goodwill and other assets of $437.4 million, or approximately 3.7% of the Company's total goodwill and intangible assets. In addition, the Company recorded $21.9 million of other COVID-19 related costs. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) for the quarter was $365.9 million, resulting in a 12.9% operating margin, compared to $411.4 million, or 14.7%, in the first quarter of 2019. The $45.5 million decline in adjusted operating income and 190 basis point decline in adjusted operating margin were due to the estimated negative impact from COVID-19 of $72 million and PAMA of $19.8 million.

Net losses for the quarter were ($317.2) million, compared to net earnings of $185.6 million in the first quarter of 2019. Diluted EPS were ($3.27) in the quarter compared to $1.86 in the same period in 2019. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $2.37 in the quarter, a decrease of 9.5% compared to $2.62 in the first quarter of 2019.

Operating cash flow for the quarter was $203.8 million, compared to $165.8 million in the first quarter of 2019. The increase in operating cash flow was due to favorable working capital, partially offset by lower cash earnings as the result of COVID-19. Capital expenditures totaled $106.6 million, compared to $94.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $97.2 million, up 35.8% compared to $71.6 million in the first quarter of 2019.

At the end of the quarter, the Company’s cash balance and total debt were $323.6 million and $6.2 billion, respectively. During the quarter, the Company repurchased $100.0 million of stock, representing approximately 0.6 million shares.

First Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, impairments, and unallocated corporate expenses.

LabCorp Diagnostics
Revenue for the quarter, adjusting out the increase in accounts receivable reserves as a result of the COVID-19 pandemic, was $1.70 billion, a decrease of 1.2% from $1.72 billion in the first quarter of 2019. The decrease in revenue was due to a 2.9% decline in organic revenue, partially offset by acquisitions of 1.7%. The organic revenue decline includes the estimated negative impact from COVID-19 of 5.4% and PAMA of 1.1%.

Total volume (measured by requisitions) decreased by 4.4% as organic volume declined by 6.1%, partially offset by acquisition volume of 1.6%. The decline in organic volume includes the estimated negative impact from COVID-19 of 7.3% due to reduced demand for testing, which declined 50% to 55% versus the Company's normal daily levels at the end of the quarter. This reduction in demand impacted testing volumes broadly and was marginally offset by an increase in demand for COVID-19 tests. In addition, organic volume was negatively impacted by lower consumer genetics demand, mostly offset by an additional one-half revenue day and favorable weather. Revenue per requisition increased by 3.4% due to mix and acquisitions, partially offset by the negative impact from PAMA and the September 2019 nonrenewal of the BeaconLBS - UnitedHealthcare contract pertaining to the Florida market. The increase related to mix was primarily driven by the COVID-19 pandemic, which reduced the demand for routine testing at a rate greater than esoteric testing.

Adjusted operating income for the quarter was $254.2 million, or 14.9% of revenue, compared to $310.4 million, or 18.0%, in the first quarter of 2019. The $56.2 million decline in adjusted operating income and 310 basis point decline in adjusted operating margin were primarily due to the estimated negative impact from COVID-19 of $62 million and PAMA of $19.8 million, partially offset by price mix. In addition, the benefit of LaunchPad savings essentially offset the higher personnel costs (including one additional payroll day). The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.14 billion, an increase of 6.4% over $1.07 billion in the first quarter of 2019. The increase in revenue was due to acquisitions of 6.2% and organic growth of 1.6% (which includes the estimated negative impact from COVID-19 of 2.5%), partially offset by the disposition of a business of 1.2% and negative foreign currency translation of 0.1%.

Adjusted operating income for the quarter was $150.8 million, or 13.2% of revenue, compared to $138.0 million, or 12.8%, in the first quarter of 2019. The $12.8 million increase in adjusted operating income and 30 basis point increase in adjusted operating margin were primarily due to organic demand, acquisitions net of the disposition, and LaunchPad savings, partially offset by higher personnel costs and the estimated negative impact from COVID-19 of $12 million. The Company remains on track to deliver approximately $150 million of net savings from its three-year Drug Development LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $5.83 billion and 1.26, respectively. Backlog at the end of the quarter was $11.30 billion, unchanged from last quarter, and the Company expects approximately $3.9 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2020

Given the ongoing and rapidly changing nature of the COVID-19 pandemic, there is significant uncertainty regarding the duration and severity of the pandemic as well as any future government restrictions. As a result, the Company is withdrawing its 2020 financial guidance provided on February 13, 2020.

The Company has provided below some details on how COVID-19 is impacting LabCorp's performance and some of the actions LabCorp is taking to help mitigate this impact as well as details regarding LabCorp's liquidity.

COVID-19 Impact on Performance and Mitigating Actions LabCorp is Taking
LabCorp began the year with strong performance, in line with expectations; however, the Company has since been impacted by COVID-19, including overall customer caution as well as government restrictions and social distancing guidelines.

In LabCorp Diagnostics, demand for testing declined 50% to 55% versus the Company's normal daily levels at the end of the first quarter. This reduction in demand impacted testing volumes broadly but was heavily weighted towards routine tests. This volume reduction in the base business appears to have stabilized. LabCorp expects to offset some of the volume shortfall by increasing capacity for its Serological Antibody tests to over 200 thousand tests per day by mid-May as well as increasing capacity for its Molecular COVID-19 tests (which include its at-home test kit offering).

In Covance Drug Development, performance has been challenged by COVID-19 due to actions clients are taking that are slowing clinical trial progress and the associated testing as well as reductions in trial site access in certain countries and interruptions in the supply chain that can temporarily delay study activity.

The Company is taking numerous actions to help mitigate the financial impact from the COVID-19 pandemic. Some of these actions include reducing our cash outflows through delaying certain capital expenditures, temporarily suspending its share repurchase program, and applying a heightened threshold to acquisition activity. The Company is also taking actions regarding its workforce including implementing furloughs; delaying hiring; reducing temporary and contract workers, intern positions, and overtime; suspending discretionary merit adjustment for all employees; and suspending 401(k) contributions for all U.S. employees. LabCorp is also taking actions to utilize available stimulus / CARES Act benefits including deferral of payroll taxes, CMS stimulus to providers, and suspension of Medicare sequestration.

Liquidity
The Company expects to deliver solid adjusted EPS and free cash flow in 2020. As of March 31, 2020, the Company had $324 million of cash and $924 million available under its revolving credit facility, which matures in 2022. During the fourth quarter of 2020, $412 million of the Company's senior notes become payable. The Company maintains investment grade debt ratings and believes that it will be able to repay these notes with available cash on hand, cash generated from operations, borrowings under its revolving credit facility, or through refinancing in the public debt market. LabCorp's term loan and revolving credit facility require LabCorp to maintain a leverage ratio of 4.0x debt to last twelve months EBITDA. Violation of that covenant could preclude LabCorp from borrowing on the revolving credit facility and trigger required repayment of the Company's $375 million term loan. While LabCorp expects to maintain compliance with this covenant, the Company is having discussions with its banks to add future flexibility to this covenant, given the uncertainty related to the COVID-19 pandemic.

Use of Estimated COVID-19 Impact
The Company has provided in this press release the Company's estimates for the net impact from COVID-19 on the Company's revenue, operating income, operating margin, and Diagnostics' volume. These estimates were determined using methodologies and assumptions that vary depending on the specific segment and situation. For LabCorp Diagnostics, estimates are based on comparisons to daily historical volume run rates prior to COVID-19. For Covance Drug Development, estimates are based on multiple factors including, but not limited to, discussions with clients/partners of measures that may delay clinical trial progress and the associated testing, volume reductions and location-specific actions to ensure worker safety in our facilities, the impact of remote versus in-person activities and services, and supply chain delays. The Company believes these estimates are useful to investors as an additional data point to consider in evaluating the Company’s operational performance in the quarter. It is the Company's expectation that it will not be able to break-out the impact from COVID-19 in future quarters.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.LabCorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 3137489. A telephone replay of the call will be available through May 13, 2020, and can be heard by dialing 855-859-2056

(404-537-3406 for international callers). The access code for the replay is 3137489. A real-time webcast of LabCorp’s quarterly conference call on April 29, 2020, will be available at LabCorp Investor Relations website beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through April 16, 2021.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostics solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11.5 billion in 2019. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about LabCorp’s drug development business, Covance, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to expectations for 2020 and the related assumptions, the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the Company’s businesses, operating results, cash flows and/or financial condition, statements relating to our responses to and the expected future impacts of the COVID-19 pandemic, on our business more generally as well as on general economic, business, and market conditions, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues	$2,823.8	$2,791.2

Cost of revenues	2,095.8	2,001.5

Gross profit	728.0	789.7

Selling, general and administrative expenses	395.5	393.8
Amortization of intangibles and other assets	62.3	57.1
Goodwill and other asset impairments	437.4	—
Restructuring and other charges	25.4	20.6

Operating income (loss)	(192.6)	318.2

Other income (expense):
Interest expense	(55.0)	(56.7)
Equity method income (loss), net	(6.6)	3.0
Investment income	2.6	0.6
Other, net	(16.1)	(10.4)

Earnings (loss) before income taxes	(267.7)	254.7

Provision for income taxes	49.2	68.8

Net earnings (loss)	(316.9)	185.9
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.3)

Net earnings (loss) attributable to Laboratory Corporation of America Holdings	$(317.2)	$185.6

Basic earnings (loss) per common share	$(3.27)	$1.88

Diluted earnings (loss) per common share	$(3.27)	$1.86

Weighted average basic shares outstanding	97.2	98.6

Weighted average diluted shares outstanding	97.2	99.5

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	March 31, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$323.6	$337.5
Accounts receivable, net of allowance for doubtful accounts of $28.9 as of March 31, 2020	1,482.2	1,543.9
Unbilled services	478.1	481.4
Supplies inventory	254.0	244.7
Prepaid expenses and other	353.2	373.7
Total current assets	2,891.1	2,981.2

Property, plant and equipment, net	2,609.6	2,636.6
Goodwill, net	7,388.5	7,865.0
Intangible assets, net	3,905.1	4,034.5
Joint venture partnerships and equity method investments	67.0	84.9
Deferred income taxes	6.5	8.8
Other assets, net	430.6	435.4
Total assets	$17,298.4	$18,046.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$568.7	$632.3
Accrued expenses and other	828.1	942.4
Unearned revenue	432.9	451.0
Short-term operating lease liabilities	202.7	206.5
Short-term finance lease liabilities	8.2	8.4
Short-term borrowings and current portion of long-term debt	417.4	415.2
Total current liabilities	2,458.0	2,655.8

Long-term debt, less current portion	5,790.2	5,789.8
Operating lease liabilities	609.8	596.6
Financing lease liabilities	89.3	91.1
Deferred income taxes and other tax liabilities	943.1	942.8
Other liabilities	369.4	383.2
Total liabilities	10,259.8	10,459.3

Commitments and contingent liabilities
Noncontrolling interest	18.5	20.1

Shareholders’ equity:
Common stock, 97.1 and 97.2 shares outstanding at March 31, 2020 and December 31, 2019, respectively	9.0	9.0
Additional paid-in capital	—	26.8
Retained earnings	7,529.0	7,903.6
Less common stock held in treasury	—	—
Accumulated other comprehensive loss	(517.9)	(372.4)
Total shareholders’ equity	7,020.1	7,567.0
Total liabilities and shareholders’ equity	$17,298.4	$18,046.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(316.9)	$185.9

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	144.6	135.5
Stock compensation	17.9	25.5
Operating lease right-of-use asset expense	57.2	61.2
Goodwill and other asset impairments	437.4	—
Deferred income taxes	5.1	17.1
Other	43.3	7.0
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Decrease (increase) in accounts receivable	46.7	(90.8)
Increase in unbilled services	(1.1)	(26.4)
(Increase) decrease in supplies inventory	(10.6)	3.4
(Increase) decrease in prepaid expenses and other	(3.0)	7.2
Decrease in accounts payable	(56.5)	(28.8)
(Decrease) increase in deferred revenue	(11.2)	5.6
Decrease in accrued expenses and other	(149.1)	(136.6)
Net cash provided by operating activities	203.8	165.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(106.6)	(94.2)
Proceeds from sale of assets	7.0	3.9
Proceeds from sale or distribution of investments	0.9	0.4
Investments in equity affiliates	(7.9)	(3.3)
Acquisition of businesses, net of cash acquired	—	(47.3)
Net cash used for investing activities	(106.6)	(140.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	151.7	133.2
Payments on revolving credit facilities	(151.7)	(133.2)
Net share settlement tax payments from issuance of stock to employees	(22.0)	(19.4)
Net proceeds from issuance of stock to employees	26.9	24.7
Purchase of common stock	(100.0)	(100.1)
Other	(7.7)	(8.4)

Net cash used for financing activities	(102.8)	(103.2)

Effect of exchange rate changes on cash and cash equivalents	(8.3)	(0.1)

Net decrease in cash and cash equivalents	(13.9)	(78.0)
Cash and cash equivalents at beginning of period	337.5	426.8

Cash and cash equivalents at end of period	$323.6	$348.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2020	2019
LabCorp Diagnostics
Revenues	$1,702.0	$1,722.0

Adjusted Operating Income	$254.2	$310.4
Adjusted Operating Margin	14.9%	18.0%

Covance Drug Development
Revenues	$1,143.8	$1,074.7

Adjusted Operating Income	$150.8	$138.0
Adjusted Operating Margin	13.2%	12.8%

Consolidated
Revenues	$2,823.8	$2,791.2

Adjusted Segment Operating Income	$405.0	$448.4
Unallocated corporate expense	$(39.1)	$(37.0)
Consolidated Adjusted Operating Income	$365.9	$411.4
Adjusted Operating Margin	12.9%	14.7%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2020	2019

Adjusted Operating Income
Operating Income	$(192.6)	$318.2
Amortization of intangibles and other assets (a)	62.3	57.1
Restructuring and other charges (b)	25.4	20.6
Acquisition and disposition-related costs (c)	8.4	11.1
LaunchPad system implementation costs (d)	0.9	2.4
Executive transition expenses (e)	2.8	1.4
COVID-19 related costs (f)	21.9	—
Goodwill and other asset impairments (g)	437.4	—
Other	(0.6)	0.6
Adjusted operating income	$365.9	$411.4

Adjustments impacting revenues (h)	$17.0	$—

Adjusted operating margin	12.9%	14.7%

Adjusted Net Income
Net Income	$(317.2)	$185.6
Impact of adjustments to operating income	558.5	93.2
Losses on venture fund investments, net (i)	20.2	6.2
Income tax impact of adjustments (j)	(29.4)	(24.3)
Adjusted net income	$232.1	$260.7

Weighted average diluted shares outstanding	97.9	99.5

Adjusted net income per share	$2.37	$2.62

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)
Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.

(c)
Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.

(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)
During the first quarter of 2020, the Company determined that certain goodwill and long-lived assets were impaired and that an additional valuation allowance on a note receivable from a business divestiture was necessary to reflect an increase in the collection risk. These charges were triggered by the current economic conditions as a result of the COVID-19 pandemic.

(h)
The Company estimates that, as a result of increases in unemployment and the potential financial difficulties of medical practices from the impact of the COVID-19 pandemic, receivable reserves needed to be increased in the LabCorp Diagnostics segment.

(i)
The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses for the quarter related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.

(j)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.

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